Exhibit 5.1

Deloitte & Touche LLP

BCE Place

181 Bay Street

Suite 1400

Toronto, ON M5J 2V1

Canada

Tel: 416-601-6150

Fax: 416-601-6610

www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 27, 2006 (which report expresses an unqualified opinion and includes a separate paragraph relating to our consideration of internal control over financial reporting) relating to the consolidated financial statements of Crystallex International Corporation appearing in the Annual Report on Form 40-F of Crystallex International Corporation for the year ended December 31, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Toronto, Ontario, Canada

September 7, 2006